Exhibit 16.1



April 4, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:

We have read the statements made by NL Industries, Inc. Retirement Savings Plan (the "Plan") (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Current Report on Form 8-K, as part of the Plan's Form 8-K dated March 8, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP